Exhibit 99.1

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
CONTACT: Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS THIRD QUARTER RESULTS
          CHICAGO, October 29, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the third quarter of 2009, which were at the high end of guidance issued on September 16, 2009.
Third Quarter Highlights
•	Sales for the third quarter of 2009 were $116.4 million, a 15% sequential increase from the second quarter of 2009 and an 18% decline compared to the prior-year quarter.

•	Diluted earnings per share for the third quarter of 2009 were $0.37 on a GAAP basis, compared to $0.18 for the third quarter of 2008.

•	Adjusted diluted earnings per share for the third quarter of 2009 were $0.33, which excludes a one-time tax benefit and restructuring charges primarily related to the consolidation of facilities in Europe (see Supplemental Information on page 8).

•	Capital expenditures for the third quarter of 2009 were $2.0 million, which was down from $4.2 million in the second quarter of 2009 and $7.2 million in the first quarter of 2009.

•	Cash provided by operating activities was $5.0 million for the third quarter of 2009, which included a $6.4 million contribution to the company’s U.S. pension fund. Excluding the pension contribution, cash provided by operating activities was $11.4 million for the quarter.

•	The company ended the third quarter of 2009 with $57.4 million in cash and $71.5 million of borrowing capacity under its revolving credit facility. At September 26, 2009, the company was in compliance with all debt covenants and expects to remain so for the foreseeable future.

•	The book-to-bill ratio for electronics for the third quarter of 2009 was 1.06.
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          “The strong sequential sales increase in the third quarter was driven by strengthening electronics and automotive demand and higher output at Startco reflecting recent capacity increases,” said Gordon Hunter, Chief Executive Officer. “Improving end markets, automotive incentive programs and low distributor inventories all contributed to the increased demand.”
          “With our leaner cost structure and lower breakeven point, the recent ramp-up in sales has resulted in strong margin expansion,” said Phil Franklin, Chief Financial Officer. “We will continue to tightly control costs even as sales improve to more normal levels in future quarters.”
Outlook
•	The company is on a 4-4-5 calendar, which means that the first two months of each quarter have four weeks each and the last month has five weeks for a total of 91 days in the quarter. As a result, every seventh year there is an extra week in the fourth quarter. Accordingly, the fourth quarter of 2009 will include14 weeks instead of 13. The company’s fourth quarter ends on January 2, 2010. Because the quarter extends into January, there will also be additional holidays in this quarter compared to prior years’ fourth quarters.

•	Sales for the fourth quarter of 2009 are expected to be in the range of $116 to $123 million, which would represent 10% to 16% growth over the fourth quarter of 2008.

•	Earnings for the fourth quarter of 2009 are expected to be in the range of $0.33 to $0.46 per diluted share.

•	Capital spending for 2009 is now expected to be $17 to $19 million.
          “The Littelfuse team has performed extremely well throughout this very challenging year,” said Hunter. “We effectively managed our balance sheet. We executed well on plant moves and lean initiatives. We dramatically reduced operating expenses. And we successfully ramped-up sales and profitability as the global economy recovered. As a result, we will be heading into 2010 with a strong balance sheet, a much-improved cost structure and an enviable market position as the global leader in circuit protection.”
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Conference Call Webcast Information
          Littelfuse will host a conference call today, Thursday, October 29, 2009 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2009 and can be accessed through the Web site listed above.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.

LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Third Quarter			Year-to-Date
	2009	2008	% Change	2009	2008	% Change

Business Unit
Electronics	$71.1	$95.8	(26%)	$183.8	$276.2	(33%)
Automotive	26.9	28.9	(7%)	68.6	104.1	(34%)
Electrical*	18.4	16.8	10%	49.8	44.7	11%

Total	$116.4	$141.5	(18%)	$302.2	$425.0	(29%)

	Third Quarter			Year-to-Date
	2009	2008	% Change	2009	2008	% Change

Geography
Americas*	$43.3	$51.9	(17%)	$116.9	$156.7	(25%)
Europe	21.8	29.0	(25%)	59.2	98.1	(40%)
Asia-Pacific	51.3	60.6	(15%)	126.1	170.2	(26%)

Total	$116.4	$141.5	(18%)	$302.2	$425.0	(29%)

*	Startco Engineering, acquired at the beginning of the fourth quarter 2008, added $7.0 million and $16.6 million in sales to the Electrical business unit and the Americas’ region in the three and nine months ended September 26, 2009, respectively.
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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	September 26, 2009	December 27, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,389	$70,937
Accounts receivable, less allowances	80,146	62,126
Inventories	54,100	66,679
Deferred income taxes	11,941	11,693
Prepaid expenses and other current assets	18,116	17,968

Total current assets	221,692	229,403

Property, plant and equipment:
Land	11,274	11,089
Buildings	73,453	68,165
Equipment	287,560	301,835

	372,287	381,089
Accumulated depreciation	(221,083)	(220,939)

Net property, plant and equipment	151,204	160,150

Intangible assets, net of amortization:
Patents, licenses and software	12,046	8,077
Distribution network	11,409	11,577
Customer lists, trademarks and tradenames	13,037	2,954
Goodwill	96,908	106,961

	133,400	129,569

Investments	8,325	3,436
Deferred income taxes	13,815	15,235
Other assets	1,170	1,135

Total Assets	$529,606	$538,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,266	$18,854
Accrued payroll	15,328	17,863
Accrued expenses	8,837	17,220
Accrued severance	13,910	8,393
Accrued income taxes	1,745	2,570
Current portion of long-term debt	19,488	8,000

Total current liabilities	78,574	72,900

Long-term debt, less current portion	58,000	72,000
Accrued severance	395	7,200
Accrued post-retirement benefits	24,546	41,637
Other long-term liabilities	11,261	11,340
Total shareholders’ equity	356,830	333,851

Total Liabilities and Shareholders’ Equity	$529,606	$538,928

Common shares issued and outstanding of 21,766,512 and 21,719,734, at September 26, 2009, and December 27, 2008, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2009	Sept. 27, 2008	Sept. 26, 2009	Sept. 27, 2008

Net sales	$116,420	$141,448	$302,219	$424,982

Cost of sales	79,804	105,548	221,915	303,139

Gross profit	36,616	35,900	80,304	121,843

Selling, general and administrative expenses	21,174	26,594	66,462	79,216
Research and development expenses	4,222	6,265	13,755	18,101
Amortization of intangibles	1,209	1,030	3,632	2,923

	26,605	33,889	83,849	100,240

Operating income (loss)	10,011	2,011	(3,545)	21,603

Interest expense	537	346	1,844	1,048
Other (income) expense, net	648	(3,246)	(468)	(2,890)

Income (loss) before income taxes	8,826	4,911	(4,921)	23,445

Income taxes	768	923	(2,611)	6,204

Net income (loss)	$8,058	$3,988	$(2,310)	$17,241

Net income (loss) per share:
Basic	$0.37	$0.18	$(0.11)	$0.79

Diluted	$0.37	$0.18	$(0.11)	$0.79

Weighted average shares and equivalent shares outstanding:
Basic	21,750	21,703	21,733	21,724

Diluted	21,882	21,855	21,733	21,871

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Nine Months Ended
	Sept. 26, 2009	Sept. 27, 2008

OPERATING ACTIVITIES:
Net (loss) income	$(2,310)	$17,241
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	23,618	20,843
Amortization of intangibles	3,632	2,923
Stock-based compensation	4,297	3,770
Loss (gain) on sale of property, plant and equipment	494	(305)
Loss on sale of investment	68	—
Asset Impariment	829	—
Pension settlement expenses	—	5,725
Changes in operating assets and liabilities:
Accounts receivable	(15,984)	(5,669)
Inventories	13,826	(6,190)
Accounts payable and accrued expenses*	(12,713)	(223)
Accrued payroll and severance	(4,456)	(11,552)
Accrued taxes	(9,582)	(5,796)
Prepaid expenses and other	(975)	7,082

Net cash provided by operating activities	744	27,849

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,362)	(36,956)
Purchase of business, net of cash acquired	(920)	(9,280)
Proceeds from sale of investment	133	—
Proceeds from sale of property, plant and equipment	72	3,384

Net cash used in investing activities	(14,077)	(42,852)

FINANCING ACTIVITIES:
Proceeds from debt	20,488	75,500
Payments of debt	(23,000)	(51,412)
Notes receivable, common stock	—	5
Purchases of common stock	—	(6,623)
Proceeds from exercise of stock options	773	1,687

Net cash (used in) provided by financing activities	(1,739)	19,157

Effect of exchange rate changes on cash	1,524	(1,733)

(Decrease) increase in cash and cash equivalents	(13,548)	2,421
Cash and cash equivalents at beginning of period	70,937	64,943

Cash and cash equivalents at end of period	$57,389	$67,364

*	Includes contributions to the Company’s U.S. pension fund
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LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	September 26, 2009
	U.S. GAAP	Special Items		Adjusted
Net sales	$116,420	$—		$116,420

Cost of sales	79,804	(153	) (1)	79,651

Gross profit	36,616	153		36,769
% of sales	31.5%			31.6%

Total operating expenses	26,605	(1,205	) (2)	25,400

% of sales	22.9%			21.8%

Operating income	10,011	1,358		11,369

% of sales	8.6%			9.8%

Interest/other expense (income), net	1,185	—		1,185

Income before income taxes	8,826	1,358		10,184

Income tax expense	768	2,185	(3)	2,953

Effective tax rate	8.7%			29.0%

Net income	$8,058	$(827)		$7,231

Net income per diluted share:	$0.37	$(0.04)		$0.33

Weighted average shares and equivalent shares outstanding — diluted:	21,882	21,882		21,882

Note: The Company believes that adjusted operating income (loss) is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special charges that are related to closure of legacy operations.
Special Items:

(1)	Relates to severance charges in Germany and the U.S. and a pension adjustment in Ireland.

(2)	Relates to severance and asset impairment charges in Germany and Japan.

(3)	Relates to a one-time tax benefit and adjusted to derive a normalized tax rate.
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